Exhibit 3.1

CERTIFICATE OF INCREASE

of

SHARES OF SERIES C PREFERRED STOCK

of

OPTICAL SENSORS INCORPORATED

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Optical Sensors Incorporated, a Delaware corporation.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series C Preferred Stock, par value $0.01 per share (hereinafter, the “Series C Preferred”).

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the shares of Series C Preferred were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth such resolution (the “Certificate of Designation of Rights and Preferences of Series C Preferred Stock of Optical Sensors Incorporated”) has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolution:

BE IT RESOLVED, that the Committee hereby approves the Certificate of Increase of Series C Preferred Stock of Optical Sensors Incorporated in substantially the form attached hereto (the “Certificate of Increase”);

FURTHER RESOLVED, that the number of authorized shares of the Series C Preferred is hereby increased from 115,000 shares to 166,666 shares; and

FURTHER RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file the Certificate of Increase setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Increase, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 27th day of January 2006.

OPTICAL SENSORS INCORPORATED A Delaware Corporation

By:
Name: Title:	Paulita LaPlante President and Chief Executive Officer

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